UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 19, 2006
Pioneer Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-312300 (Commission File Number)	6-1215192 (IRS Employer Identification No.)

700 Louisiana, Suite 4300, Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 570-3200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
In a Press Release dated March 19, 2006, the Company announced that the Board of Directors and Michael Y. McGovern, the Company’s Chairman, President and Chief Executive Officer, plan to negotiate the terms of new arrangements under which Mr. McGovern would continue his employment with Pioneer. Assuming acceptable terms can be reached, Mr. McGovern would continue in his current positions.
In November 2005, Mr. McGovern had expressed his desire to discontinue his employment by the Company in 2006 after his successor had been identified. In response to a unanimous request by the other members of the Board that he reconsider his earlier decision, Mr. McGovern advised the Board on March 19, 2006 that he would like to promptly enter into negotiations for a new contract.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued March 19, 2006 announcing the Company’s intention to negotiate a new employment agreement with Michael Y. McGovern, the Company’s Chairman, President and Chief Executive Officer.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER COMPANIES, INC.
By:	/s/ Gary L. Pittman
Gary L. Pittman
Vice President and Chief Financial Officer

Dated: March 20, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued March 19, 2006 announcing the Company’s intention to negotiate a new employment agreement with Michael Y. McGovern, the Company’s Chairman, President and Chief Executive Officer.